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EXHIBIT 10.3


[COMERICA LOGO]


October 4, 2005


Kinergy Marketing LLC
5711 North West Avenue
Fresno, CA 93711

This Letter Agreement is entered into by and between Comerica Bank ("Bank") and Kinergy Marketing LLC, an Oregon limited liability company ("Borrower") as of this 4th day of October, 2005, at Bank's headquarters office at 333 West Santa Clara Street, San Jose, California 95113. This Letter Agreement amends, restates, and supersedes in its entirety all letter agreements entered into prior to the date hereof, including without limitation, that Letter Agreement dated September 24, 2004 by and between Borrower and Bank.

Bank and Borrower agree that any loans which Bank in its sole discretion has made or may now or hereafter make to Borrower (sometimes hereinafter collectively referred to as the "Loan") shall be subject to the terms and conditions of this Letter Agreement unless otherwise agreed to in writing by Bank and Borrower. In the event there are contradictions between the provisions of this Letter Agreement and any other written agreement with the Bank, this Letter Agreement shall prevail. Loan shall be subject to the terms and conditions of this Letter Agreement, promissory note(s) executed in connection herewith and/or previously or subsequently executed, and all amendments, renewals and extensions thereof (singularly or collectively, the "Note"), and all those certain security agreements and/or such other security or other documents as Bank has required or may now or hereafter require in connection with the Loan (collectively, the "Loan Documents").

1. Borrower shall provide to Bank the following reports:

         a. Annual CPA audited financial statements of Borrower and Pacific Ethanol, Inc. within 120 days of year end.
         b. Quarterly company prepared financial statements of Borrower and Pacific Ethanol, Inc. within forty five (45) days of quarter end.
         c.   Accounts Receivable Agings within 45 days of quarter end.
         d.   Accounts Payable Agings within 45 days of quarter end.

2. Borrower agrees to at all times maintain the following financial ratios and covenants on a consolidated and nonconsolidated quarterly basis:

         a.   Maintain a Quick Ratio of not less than 0.90:1.00.
         b. Maintain a Debt-to-Tangible Effective Worth Ratio of not more than 1.75:1.00.
         c.   Minimum Net income of at least $100,000.00.
         d.   Working Capital of not less than $1,000,000.00.

3. Borrower further agrees as follows:

         a. That Borrower shall not, without the Bank's prior written consent, change its name, business structure, corporate identity or structure; add any new fictitious names, liquidate, merge or consolidate with or into any other business organization.

         b. That Borrower shall keep all of its principal bank accounts with Bank and shall notify the Bank immediately in writing of the existence of any other bank account, deposit account, or any other account into which money can be deposited.

         c. Borrower acknowledges and agrees that the credit facility(ies) referenced herein may be evidenced by a demand note(s) which is payable upon demand. Nothing in this Letter Agreement is intended to nor shall be deemed to change the demand nature of any credit facility. The purpose of this Letter Agreement is to provide a means for Bank to monitor the credit facility and demand may, therefore, be made even if the Borrower is in compliance with each and every provision of this Letter Agreement or the Note(s).

4. As used in this Letter Agreement the following terms shall have the meanings set forth below. All initially capitalized terms used but not defined in this Letter Agreement shall have the meanings assigned to such terms in the Note and Loan Documents.

"Current Assets" shall mean, in respect of a Person and as of any applicable date of determination, all current assets of such Person determined in accordance with GAAP.

"Current Liabilities" shall mean, in respect of a Person and as of any applicable date of determination, all liabilities of such Person that should be classified as current in accordance with GAAP.

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"Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrower, the term "Debt" shall include, without limitation, the Indebtedness.

"Net Income" shall mean the net income (or loss) of a Person for any applicable period of determination, determined in accordance with GAAP, but excluding, in any event:

         (a) Any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and,

         (b) In the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

"Person" or "person" shall mean and includes any individual, corporation, partnership, joint venture, firm, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

"Quick Assets" shall mean, as of any applicable date of determination, unrestricted cash, certificates of deposit or marketable securities and net accounts receivable arising from the sale of goods and services, and United States Government securities and/or claims against the United States Government of Borrower and its subsidiaries.

"Quick Ratio" shall mean, as of any applicable date of determination, Quick Assets divided by Current Liabilities.

"Subordinated Debt" shall mean indebtedness of the Borrower to third parties which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.

"Tangible Effective Net Worth" shall mean, with respect to any Person and as of any applicable date of determination, Tangible Net Worth plus Subordinated Debt.

"Tangible Net Worth" shall mean, with respect to any Person and as of any applicable date of determination, the excess of (a) the net book value of all assets of such Person (excluding affiliate receivables, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over (b) all Debt of such Person at such time.

"Working Capital" shall mean, as of any applicable date of determination, Current Assets less Current Liabilities.

Please acknowledge your understanding and acceptance of these terms and conditions by signing below and returning this Letter Agreement to me. A copy has been provided for your records.

Comerica Bank


By:     /s/ Robert Harlan
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        Robert Harlan

Title:  Vice President Western Division
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Acknowledged and Accepted this____day of_________________________.

Kinergy Marketing LLC


By:   Pacific Ethanol, Inc.
Its:  Member

By:  /s/ William G. Langley
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Its: CFO
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By:
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Its:
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